Exhibir 99.1

 Resources Connection Announces the Appointment of Julie A. Hill to Its Board
                                 of Directors

    COSTA MESA, Calif., Jan. 8 /PRNewswire-FirstCall/ -- Resources Connection, Inc. (Nasdaq: RECN), an international professional services firm, announced today that Julie A. Hill has been added to its Board of Directors, effective immediately. With this appointment, Resources Connection now has ten board members, seven of which are considered outside, independent directors.

    "Julie's impressive history as director for a diverse group of companies and organizations will be a valuable asset to our Board," said Donald Murray, Chairman and Chief Executive Officer, Resources Connection. "As the Company continues to grow and expand its presence internationally, it is important that we build our Board with high caliber individuals that have relevant experience. Julie clearly reflects this commitment. We look forward to her insight and counsel as we enhance our services to meet the needs of new challenges facing corporations today."

    Ms. Hill is the former founder, president and CEO of Hiram-Hill Development Co. and has chaired several public, private, academic and not-for-profit organizations. She currently serves the University of California at Irvine as a Member of the University's Foundation Board, Co-Chair of the Directors Board of Graduate School of Management and past Chair and current member of the University of California at Irvine CEO Roundtable. Additionally, she served as Vice-chair of the Board of Governors at Chapman University and as a Member of the Women's Leadership Board of Kennedy School of Government at Harvard University.

    Previously, Ms. Hill was Chair, President and CEO of Costain Homes, a US subsidiary of a $3 billion, London, UK-based publicly traded international engineering, construction and real estate group.

    Additionally, Ms. Hill currently serves on the Board of Directors at Wellpoint Health Networks Inc. where she is a member and past Chair of the Compensation Committee, as well as a member and past Chair of the Governance and Nominating Committee, and a past member of the Audit Committee. She is also a member of the Board of Directors of Human Options, a shelter for abused women and children and a member of the LA Trusteeship of the International Women's Forum.

    Ms. Hill is a recipient of the Elizabeth Dole "Glass Ceiling" Award of the American Red Cross and the "Amelia Earhart Award" from the University of California, Irvine. The Orange County Business Journal also named her one of the "50 Most Influential People" in Orange County.

    Ms. Hill received a Masters Degree in Marketing and Management from University of Georgia and a Bachelors Degree from University of California, Los Angeles.

    ABOUT RESOURCES CONNECTION

    Resources Connection, Inc. is an international professional services firm that provides accounting and finance, human capital, information technology, internal audit and supply chain services on a project basis. The Company was originated as part of Deloitte in North America. Its legacy in Europe is from Ernst & Young and in Asia Pacific from Deloitte. Resources Connection today is completely independent, autonomous and publicly traded on NASDAQ. In addition to its project professional services, Resources Connection has established itself as a leading business services provider for companies seeking independent and cost effective assistance for meeting or complying with many of the complex business and regulatory issues in today's marketplace.

    Headquartered in Costa Mesa, California, the company operates from more than 60 domestic and international offices. The U.S. client portfolio boasts 30 of the Fortune 50 companies. The company was recently named to Forbes Best 200 Small Companies list for the second consecutive year. More information about the company is available at http://www.resourcesconnection.com .

SOURCE  Resources Connection, Inc.
    -0-                             01/08/2004
    /CONTACT: Media, Matt Messinger of GCI Group, +1-212-537-8079, mmessinger@gcigroup.com, for Resources Connection, Inc./
    /Web site:  http://www.resourcesconnection.com /
    (RECN)

CO:  Resources Connection, Inc.
ST:  California
IN:  FIN
SU:  PER